Exhibit 10.42
ENVIRONMENTAL INDEMNITY AGREEMENT
ENVIRONMENTAL INDEMNITY AGREEMENT (the “Agreement”) made as of the 26th day of July, 2007 by REGIONAL ENTERPRISES, INC., a Virginia corporation and a subsidiary of Borrower (as defined below) having its principal place of business at 410 Water Street, Hopewell, Virginia 23860 (“Indemnitor”), and RZB FINANCE LLC, having an address at 1133 Avenue of the Americas, New York, New York 10036 (“Indemnitee”) and other Indemnified Parties (defined below).
RECITALS:
A. Indemnitor is a wholly owned subsidiary of Borrower (as defined below) and is fee owner in part and leaseholder in part of that certain real property located in the City of Hopewell, Virginia as more particularly described in Exhibit A attached hereto (said real property, together with any real property hereafter encumbered by the lien of the Security Instrument (as defined in Section 6 hereof), being herein collectively referred to as the “Land”; the Land, together with all structures, buildings and improvements now or hereafter located on the Land, being collectively referred to as the “Property”).
B. Indemnitee is prepared to make a loan (the “Loan”) to Rio Vista Energy Partners L.P. (“Borrower”) pursuant to the Loan Agreement dated the date hereof (as amended, modified, supplemented or restated from time to time, the “Loan Agreement”; capitalized terms used herein and not otherwise defined herein shall have the meanings ascribed thereto in the Loan Agreement) between the Borrower and the Lender, and the Loan shall be in the aggregate principal amount of Five Million Dollars ($5,000,000), and shall be evidenced by that certain promissory note of even date herewith made by Borrower to Indemnitee (together with all extensions, renewals, modifications, substitutions and amendments thereof, collectively referred to as the “Note”).
C. Indemnitor has executed and delivered to the Indemnitee a Guaranty & Agreement dated the date hereof (as amended, modified or supplemented from time to time, the “Guaranty”) covering payment of all indebtedness, liabilities and obligations of Borrower to Indemnitee, including, without limitation, under or in connection with the Loan Agreement and the note.
D. The Guaranty is secured by, among other things, the Security Instrument which will encumber the Property.
E. Indemnitee is unwilling to make the Loan unless Indemnitor agrees to provide the indemnification, representations, warranties, and covenants and other matters described in this Agreement for the benefit of Indemnified Parties.
AGREEMENT
NOW THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Indemnitor hereby represents, warrants, covenants and agrees for the benefit of Indemnified Parties as follows:
1. Environmental Representations and Warranties. To the best of Indemnitor’s knowledge, after due inquiry, (a) there are no Hazardous Substances (defined below) or underground storage tanks in, on, or under the Property, except those that are both (i) in compliance with all Environmental Laws (defined below) and with permits issued pursuant thereto, except any non-compliance which, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect, and (ii) fully disclosed to Indemnitee in writing pursuant to the written report(s) resulting from the environmental assessment(s) of the Property delivered to Indemnitee (such report(s) are identified in Exhibit B attached hereto and are referred to below collectively as the “Environmental Report”); (b) there are no past, present or threatened Releases (defined below) of Hazardous Substances in, on, under or from the Property except as described in the Environmental Report; (c) there is no threat of any Release of Hazardous Substances migrating to the Property except as described in the Environmental Report; (d) there is no past or present non-compliance with Environmental Laws, or with permits issued pursuant thereto, in connection with the Property, except as described in the Environmental Report; (e) Indemnitor has no actual knowledge of, and has not received, any written notice or other communication from any person or entity (including but not limited to a governmental entity) relating to Hazardous Substances or Remediation (defined below) thereof, of possible liability of any person or entity pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with any of the foregoing, except as described in the Environmental Report; and (f) Indemnitor has truthfully and fully provided to Indemnitee, in writing, any and all information relating to conditions in, on, under or from the Property that is known to Indemnitor and that is contained in files and records of Indemnitor, including but not limited to any reports relating to Hazardous Substances in, on, under or from the Property and/or to the environmental condition of the Property.
2. Environmental Covenants. Indemnitor covenants and agrees that: (a) all uses and operations on or of the Property, by Indemnitor or any other person or entity, shall be in compliance with all Environmental Laws and permits issued pursuant thereto, except any non-compliance which, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (b) there shall be no Releases of Hazardous Substances in, on, under or from the Property by Indemnitor or anyone controlled by, controlling or under common control with Indemnitor, except any non-compliance which, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect; (c) Indemnitor shall keep the Property free and clear of all liens and other encumbrances imposed pursuant to any Environmental Law, whether due to any act or omission of Indemnitor or any other person or entity (the “Environmental Liens”); (d) Indemnitor, at its sole cost and expense, shall (i) perform or cause to be performed any reasonably scoped environmental site assessment or other investigation of environmental conditions in connection with the Property, pursuant to any written request of Indemnitee (provided that such request is made based upon Indemnitee’s reasonable belief that there are Hazardous Substances in, or under the Property which are not in compliance with Environmental Laws and that the basis of such belief has first been described in writing to Indemnitor), and (ii) provide Indemnitee with copies of reports and other results thereof, on which reports and results Indemnitee and other Indemnified Parties shall be entitled to rely; (e) Indemnitor shall, at its sole cost and expense, comply with all reasonable written requests of Indemnitee to (i) reasonably effectuate Remediation of any condition (including but not limited to a Release of a Hazardous Substance) in, on, under or from the Property where such action is also required by, or necessary to comply with or avoid liability under, any Environmental Law, or is required by, or necessary to comply with or to avoid liability under, any permits issued pursuant thereto, or any directive from any governmental authority or is otherwise necessary to avoid liability to third parties; (ii) comply with any Environmental Law; (iii) comply with any lawful directive from any governmental authority, except any non-compliance which, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect; and (iv) take any other reasonable action necessary or appropriate for protection of human health or the environment; (f) Indemnitor shall not do or allow any tenant or other user of the Property to do any act that materially increases the dangers to human health or the environment, poses an unreasonable risk of harm to any person or entity (whether on or off the Property), impairs or may impair the value of the Property, is contrary to any requirement of any insurer, constitutes a public or private nuisance, constitutes waste, or violates any covenant, condition, agreement or easement applicable to the Property; and (g) except as to matters, conditions or circumstances described or referenced in the Environmental Report already provided to Indemnitee, Indemnitor shall promptly notify Indemnitee in writing of (i) any presence or Releases or threatened Releases of Hazardous Substances in, on, under, from or migrating towards the Property; (ii) any noncompliance, except any non-compliance which, individually and in the aggregate, could not reasonably be expected to have a Material Adverse Effect, with any Environmental Laws related in any way to the Property; (iii) any Environmental Lien known to Indemnitor to exist or to be threatened; (iv) any required or proposed Remediation of environmental conditions relating to the Property; and (v) any written or oral notice or other communication of which Indemnitor becomes aware from any source whatsoever (including but not limited to a governmental entity) relating in any way to Hazardous Substances or Remediation thereof, possible liability of any person or entity pursuant to any Environmental Law, other environmental conditions in connection with the Property, or any actual or potential administrative or judicial proceedings in connection with anything referred to in this Agreement.
3. Indemnified Parties’ Rights/Cooperation and Access. Indemnified Parties and any other person or entity designated by Indemnified Parties (including but not limited to any receiver, any representative of a governmental entity and any environmental consultant), shall have the right but not the obligation to enter upon the Property at all reasonable times, but subject to applicable site safety and security requirements and upon reasonable prior written notice to Indemnitor of the intent to perform such work and the schedule for same (and Indemnitor hereby agrees that two Business Days’ notice shall be deemed to be reasonable), to assess any and all aspects of the environmental condition of the Property and its use, including but not limited to conducting any environmental assessment or audit (the scope of which shall be determined in Indemnitee’s sole and absolute discretion) and taking samples of soil, groundwater or other water, air or building materials, and conducting other invasive testing. Indemnitor shall cooperate with and provide access to Indemnified Parties and any such person or entity designated by Indemnified Parties, provided, however, that such work performed by or behalf of Indemnitees shall be performed so as not to unreasonably interfere with Indemnitor’s or its customers’ operations at the Property. Indemnitees shall be fully responsible to use commercially reasonable efforts (and will be deemed to have used commercially reasonably efforts if, without limitation, they engage the same Person which provided the Environmental Report or obtain representations as to licenses and insurance in the contract under which any such Person is engaged) for ensuring that all personnel used in such work are employed by a Person which has received all necessary licenses for such work and is adequately insured for such work, and shall cause the contract under which such Person is engaged to require such person to comply with same in the performance of such work. Indemnitees shall request in writing that the contract with the Person performing such work include provisions under which (a) any insurance which names any Indemnittee as an additional insured also name Indemnitor as an additional insured, provided that all recoveries under such insurance policy shall be paid to Indemnitees to satisfy all claims by the Indemnitees prior to any payment to Indemnitor, and (b) any indemnification provisions for the benefit of Indemnitees shall also benefit Indemnitor, provided that all recoveries under such indemnification provisions shall be paid to Indemnitees to satisfy all claims by the Indemnitees prior to any payment to Indemnitor. In the event that the Person performing such work shall, as a condition to including the provisions described in the preceding sentence, require any additional payment or compensation in connection with the performance of such work, RZB shall not be obligated to include such provisions in the contract with such Person unless Indemnitor shall pay to RZB, within three Business Days after RZB’s request, the amount of such additional payment or compensation. Indemnitees shall, upon completion of such work, be obligated to return the Property to substantially the same condition as existed immediately prior to such work being performed (including without limitation, the proper closing of all temporary groundwater monitoring wells and grouting or filling of any boreholes). Upon completion of such work, Indemnitees shall provide Indemnitor with copies of any reports or results of such work (including any sampling, monitoring, and laboratory analyses results), and Indemnitor shall be entitled to rely upon such reports and results.. All such investigations shall be performed at Indemnitor’s sole cost and expense,

4. Indemnification. Indemnitor covenants and agrees at its sole cost and expense, to protect, defend, indemnify, release and hold Indemnified Parties harmless from and against any and all Losses (defined below) imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following (except to the extent the same relate solely to Hazardous Substances first introduced to the Property by anyone other than Indemnitor or its respective agents or employees following the foreclosure of the Security Instrument (or the delivery and acceptance of a deed in lieu of such foreclosure), the expiration of any applicable right of redemption and the obtaining by the purchaser at such foreclosure sale or grantee under such deed of possession of the Property): (a) the past, present or future presence, Release or threatened Release of any Hazardous Substances in, on, above, or under the Property; (b) any past, present or threatened non-compliance or violations of any Environmental Laws (or permits issued pursuant to any Environmental Law) in connection with the Property or operations thereon; (c) any legal or administrative processes or proceedings or judicial proceedings in any way connected with any matter addressed in this Agreement; (d) any personal injury, wrongful death, or property or other damage arising under any statutory or common law or tort law theory concerning Hazardous Substances; and (e) any misrepresentation or inaccuracy in any representation or warranty or material breach or failure to perform any covenants or other obligations in this Agreement or any covenants or other obligations in the Security Instrument which are related to Hazardous Substances or Environmental Law.
5. Duty to Defend and Attorneys and Other Fees and Expenses. Upon written request by any Indemnified Party, Indemnitor shall defend and provide legal representation for such Indemnified Party with respect to any of the matters referenced in Section 4 above (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole and absolute discretion, engage their own attorneys and other professionals to defend or assist them with respect to such matters, and, at the option of Indemnified Parties, their attorneys shall control the resolution of such matters. Upon demand, Indemnitor shall pay or, in the sole and absolute discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith.
6. Definitions. As used in this Agreement, the following terms shall have the following meanings:
“Hazardous Substances” includes but is not limited to any and all substances (whether solid, liquid or gas) defined, listed, or otherwise classified as pollutants, hazardous wastes, hazardous substances, hazardous materials, extremely hazardous wastes, or words of similar meaning or regulatory effect under any present or future Environmental Laws or that may have a negative impact on human health or the environment, including but not limited to petroleum and petroleum products, asbestos and asbestos-containing materials, mold, polychlorinated biphenyls, lead, radon, radioactive materials, flammables and explosives.
“Environmental Law” means any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law, relating to protection of human health or the environment, relating to Hazardous Substances, relating to liability for or costs of Remediation or prevention of Releases of Hazardous Substances or relating to liability for or costs of other actual or threatened danger to human health or the environment. The term “Environmental Law” includes, but is not limited to, the following statutes, as amended, any successor thereto, and any regulations promulgated pursuant thereto, and any state or local statutes, ordinances, rules, regulations and the like addressing similar issues: the Comprehensive Environmental Response, Compensation and Liability Act; the Emergency Planning and Community Right-to-Know Act; the Hazardous Substances Transportation Act; the Resource Conservation and Recovery Act (including but not limited to Subtitle I relating to underground storage tanks); the Solid Waste Disposal Act; the Clean Water Act; the Clean Air Act; the Toxic Substances Control Act; the Safe Drinking Water Act; the Occupational Safety and Health Act; the

Federal Water Pollution Control Act; the Federal Insecticide, Fungicide and Rodenticide Act; the Endangered Species Act; the National Environmental Policy Act; and the River and Harbors Appropriation Act. The term “Environmental Law” also includes, but is not limited to, any present and future federal, state and local laws, statutes, ordinances, rules, regulations and the like, as well as common law: conditioning transfer of property upon a negative declaration or other approval of a governmental authority of the environmental condition of the property; requiring notification or disclosure of Releases of Hazardous Substances or other environmental condition of the Property to any governmental authority or other person or entity, whether or not in connection with transfer of title to or interest in property; imposing conditions or requirements in connection with permits or other authorization for lawful activity; relating to nuisance, trespass or other causes of action related to the Property; and relating to wrongful death, personal injury, or property or other damage in connection with any physical condition or use of the Property.
“Release” with respect to any Hazardous Substance includes but is not limited to any release, deposit, discharge, emission, leaking, leaching, spilling, seeping, migrating, injecting, pumping, pouring, emptying, escaping, dumping, disposing or other movement of Hazardous Substances.
“Remediation” includes but is not limited to the following actions taken as required by or to be in compliance with or to avoid liability under Environmental Laws or applicable standards promulgated pursuant to Environmental Laws or otherwise mandated by governmental agencies having jurisdiction over such actions and actions otherwise necessary to avoid liability to third parties: any response, remedial, removal, or corrective action; any activity to clean up, detoxify, decontaminate, contain or otherwise remediate any Hazardous Substance; any actions to prevent, cure or mitigate any Release of any Hazardous Substance; any action to comply with any Environmental Laws or with any permits issued pursuant thereto; any inspection, investigation, study, monitoring, assessment, audit, sampling and testing, laboratory or other analysis, or evaluation relating to any Hazardous Substances or to anything referred to herein (but excluding, however, routine monitoring, sampling, or laboratory analyses which Indemnitor is actually performing or causing to be performed in compliance with applicable rules, permits or other governmental authorizations).
“Legal Action” means any claim, suit or proceeding, whether administrative or judicial in nature.
“Indemnified Parties” includes Indemnitee, any person or entity who is or will have been involved in the origination of the Loan, any person or entity who is or will have been involved in the servicing of the Loan, any person or entity in whose name the encumbrance created by the Security Instrument is or will have been recorded, persons and entities who may hold or acquire or will have held a full or partial interest in the Loan, including, but not limited to, custodians, trustees and other fiduciaries who hold or have held a full or partial interest in the Loan for the benefit of third parties.
“Losses” includes any losses, damages, costs, fees, expenses, claims, suits, judgments, awards, liabilities (including but not limited to strict liabilities), obligations, debts, diminutions in value, fines, penalties, charges, costs of Remediation (whether or not performed voluntarily), amounts paid in settlement, foreseeable and unforeseeable consequential damages, litigation costs, attorneys’ fees, engineers’ fees, environmental consultants’ fees, and investigation costs (including but not limited to costs for sampling, testing and analysis of soil, water, air, building materials, and other materials and substances whether solid, liquid or gas), of whatever kind or nature, and whether or not incurred in connection with any judicial or administrative proceedings, actions, claims, suits, judgments or awards.
“Security Instrument” includes the Deed of Trust and Security Agreements dated the date hereof as amended, modified, supplemented or restated from time to time covering the Property.

7. Unimpaired Liability. The liability of Indemnitor under this Agreement shall in no way be limited or impaired by, and Indemnitor hereby consents to and agrees to be bound by, any amendment or modification of the provisions of the Note, the Security Instrument or any of the other Loan Documents (as defined in the Loan Agreement). In addition, the liability of Indemnitor under this Agreement shall in no way be limited or impaired by (i) any extensions of time for performance required by the Note, the Security Instrument or any of the other Loan Documents, (ii) any sale or transfer of all or part of the Property, (iii) except as provided herein, any exculpatory provision in the Note, the Security Instrument, or any of the other Loan Documents limiting Indemnitee’s recourse to the Property or to any other security for the Note, or limiting Indemnitee’s rights to a deficiency judgment against Indemnitor, (iv) the accuracy or inaccuracy of the representations and warranties made by Indemnitor under the Note, the Security Instrument or any of the other Loan Documents or herein, (v) the release of Indemnitor or any other person from performance or observance of any of the agreements, covenants, terms or condition contained in any of the other Loan Documents by operation of law, Indemnitee’s voluntary act, or otherwise, (vi) the release or substitution in whole or in part of any security for the Guaranty, the Note, or any of the other Loan Documents or (vii) Indemnitee’s failure to record the Security Instrument or file any UCC financing statements (or Indemnitee’s improper recording or filing of any thereof) or to otherwise perfect, protect, secure or insure any security interest or lien given as security for the Guaranty, the Note or any of the other Loan Documents; and, in any such case, whether with or without notice to Indemnitor and with or without consideration.
8. Enforcement. Indemnified Parties may enforce the obligations of Indemnitor without first resorting to or exhausting any security or collateral or without first having recourse to the Guaranty, the Note, the Security Instrument, or any other Loan Documents or any of the Property, through foreclosure proceedings or otherwise, provided, however, that nothing herein shall inhibit or prevent Indemnitee from suing on the Guaranty, the Note or any of the other Loan Documents, foreclosing, or exercising any power of sale under, the Security Instrument, or exercising any other rights and remedies thereunder. It is not necessary for an Event of Default (as defined in the Security Instrument) to have occurred for Indemnified Parties to exercise their rights pursuant to this Agreement. Notwithstanding any provision of the Security Instrument, the obligations pursuant to this Agreement are exceptions to any non-recourse or exculpation provision of the Security Instrument; Indemnitor is fully liable for such obligations, and its liability is not limited to the original or amortized principal balance of the Loan or the value of the Property.
9. Survival. The obligations and liabilities of Indemnitor under this Indemnity shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.
10. Interest. Any amounts payable to any Indemnified Parties under this Agreement shall become immediately due and payable on demand and, if not paid within thirty (30) days of such demand therefor, shall bear interest at a per annum rate equal to the Default Rate set forth in the Loan Agreement, from the date payment was due.
11. Waivers. (a) Indemnitor hereby waives (i) any right or claim of right to cause a marshalling of any Indemnitor’s assets or to cause Indemnitee or other Indemnified Parties to proceed against any of the security for the Loan before proceeding under this Agreement against Indemnitor; (ii) and relinquishes all rights and remedies accorded by applicable law to Indemnitor, except any rights of subrogation which Indemnitor may have, provided that the indemnity provided for hereunder shall neither be contingent upon the existence of any such rights of subrogation nor subject to any claims or defenses whatsoever which may be asserted in connection with the enforcement or attempted enforcement of such subrogation rights including, without limitation, any claim that such subrogation rights were abrogated by any acts of Indemnitee or other Indemnified Parties; (iii) the right to assert a counterclaim, other than a mandatory or compulsory counterclaim, in any action or proceeding brought against or by Indemnitee or other Indemnified Parties; (iv) notice of acceptance hereof and of any action taken or omitted in reliance hereon; (v) presentment for payment, demand of payment, protest or notice of nonpayment or failure to perform or observe, or other proof, or notice or demand; and (vi) all homestead exemption rights against the obligations hereunder and the benefits of any statutes of limitations or repose. Notwithstanding anything to the contrary contained herein, Indemnitor hereby agrees to postpone the exercise of any rights of subrogation with respect to any collateral securing the Loan until the Loan shall have been paid in full.
(b) INDEMNITOR HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE GUARANTY, THE APPLICATION FOR THE LOAN, THIS ASSIGNMENT, THE NOTE, THE SECURITY INSTRUMENT, THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF ANY INDEMNIFIED PARTIES IN CONNECTION THEREWITH.
12. Subrogation. Indemnitor shall take any and all reasonable actions, including institution of legal action against third-parties, necessary or appropriate to obtain reimbursement, payment or compensation from such persons responsible for the presence of any Hazardous Substances at, in, on, under or near the Property or otherwise obligated by law to bear the cost. Indemnified Parties shall be and hereby are subrogated to all of Indemnitor’s rights now or hereafter in such claims.
13. Indemnitor’s Representations and Warranties. Indemnitor represents and warrants that:
(a) if Indemnitor is a corporation, partnership or limited liability company, it has the full corporate/partnership/limited liability company power and authority to execute and deliver this Agreement and to perform its obligations hereunder; the execution, delivery and performance of this Agreement by Indemnitor has been duly and validly authorized; and all requisite corporate/partnership/limited liability company action has been taken by Indemnitor to make this Agreement valid and binding upon Indemnitor, enforceable in accordance with its terms;
(b) if Indemnitor is an individual, he/she is acting in an individual capacity and has full power and authority to make this Agreement valid and binding upon Indemnitor, enforceable in accordance with its terms;
(c) if Indemnitor is a corporation, partnership or limited liability company, its execution of, and compliance with, this Agreement is in the ordinary course of business of that Indemnitor and will not result in the breach of any term or provision of the charter, by-laws, partnership or trust agreement, articles of organization, operating agreement or other governing instrument of that Indemnitor or result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under any agreement, indenture or loan or credit agreement or other instrument to which the Indemnitor or the Property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Indemnitor or the Property is subject;
(d) if Indemnitor is an individual, his/her execution of, and compliance with, this Agreement will not result in the breach of any term or provision of, or conflict with or constitute a default under or result in the acceleration of any obligation under any agreement, indenture or loan or credit agreement or other instrument to which Indemnitor or the Property is subject, or result in the violation of any law, rule, regulation, order, judgment or decree to which the Indemnitor or the Property is subject;

(e) there is no action, suit, proceeding or investigation pending or threatened against it which, either in any one instance or in the aggregate, may result in any material adverse change in the business, operations, financial condition, properties or assets of Indemnitor, or in any material impairment of the right or ability of Indemnitor to carry on its business substantially as now conducted, or in any material liability on the part of Indemnitor, or which would draw into question the validity of this Agreement or of any action taken or to be taken in connection with the obligations of Indemnitor contemplated herein, or which would be likely to impair materially the ability of Indemnitor to perform under the terms of this Agreement;
(f) it does not believe, nor does it have any reason or cause to believe, that it cannot perform each and every covenant contained in this Agreement;
(g) no approval, authorization, order, license or consent of, or registration or filing with, any governmental authority or other person, and no approval, authorization or consent of any other party is required in connection with this Agreement; and
(h) this Agreement constitutes a valid, legal and binding obligation of Indemnitor, enforceable against it in accordance with the terms hereof.
14. No Waiver. No delay by any Indemnified Party in exercising any right, power or privilege under this Agreement shall operate as a waiver of any such privilege, power or right.
15. Notice of Legal Actions. Each party hereto shall, within five (5) business days of receipt thereof, give written notice to the other party hereto of (i) any notice, advice or other communication from any governmental entity or any source whatsoever with respect to Hazardous Substances on, from or affecting the Property, and (ii) any Legal Action brought against such party or related to the Property, with respect to which Indemnitor may have liability under this Agreement. Such notice shall comply with the provisions of Section 19 hereof.
16. Examination of Books and Records. Indemnified Parties and their accountants shall have the right to examine the records, books, management and other papers of Indemnitor which reflect upon its financial condition, at the Property or at any office regularly maintained by Indemnitor where the books and records are located. Indemnified Parties and their accountants shall have the right to make copies and extracts from the foregoing records and other papers. In addition, Indemnified Parties and their accountants shall have the right to examine and audit the books and records of Indemnitor pertaining to the income, expenses and operation of the Property during reasonable business hours at any office of Indemnitor where the books and records are located.
17. Transfer. (a) Indemnitee may, at any time, sell, transfer or assign the Guaranty, the Note, the Security Instrument, this Agreement and the other Loan Documents, and any or all servicing rights with respect thereto, or grant participations therein or issue mortgage pass-through certificates or other securities evidencing a beneficial interest in a rated or unrated public offering or private placement (the “Securities”). Indemnitee may forward to each purchaser, transferee, assignee, servicer, participant or investor in such Securities or any credit rating agency rating such Securities (the foregoing entities hereinafter collectively referred to as the “Investor”) and each prospective Investor, all documents and information (including financial information) but not limited to, which Indemnitee now has or may hereafter acquire relating to Indemnitor and the Property, whether furnished by Indemnitor or otherwise, as Indemnitee determines necessary or desirable.

(b) Upon any transfer or proposed transfer contemplated above and by the Security Instrument, at Indemnitee’s request, Indemnitor shall provide an estoppel certificate to the Investor or any prospective Investor in such form, substance and detail as Indemnitee, such Investor or prospective Investor may require.
18. Taxes. Indemnitor has filed all federal, state, county, municipal, and city income and other tax returns required to have been filed by it and has paid all taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it. Indemnitor does not know of any basis for any additional assessment in respect of any such taxes and related liabilities for prior years.
19. Notices. All notices or other written communications hereunder shall be deemed to have been properly given (i) upon delivery, if delivered in person, (ii) one (1) Business Day (defined below) after having been deposited for overnight delivery with any reputable overnight courier service, or (iii) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, addressed as follows:

If to Indemnitor:	Regional Enterprises, Inc.
410 Water Street
Hopewell, Virginia 23860
Attention: Chief Executive Officer

With a copy to:	Christian & Barton, L.L.P.
909 East Main Street, Suite 1200
Richmond, Virginia 23219-3095
Attention: Henry R. Pollard, V, Esq.

If to Indemnitee:	RZB Finance LLC
1133 Avenue of the Americas
New York, New York 10036
Attention: Ms. Nancy Remini

With a copy to:	Connell & Wiener LLP
545 Fifth Avenue
New York, New York 10017
Attention: Paul R. Wiener, Esq.
or addressed as such party may from time to time designate by written notice to the other parties.
Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.
For purposes of this Section, “Business Day” shall mean a day on which commercial banks are not authorized or required by law to close in New York, New York.
20. Submission to Jurisdiction. With respect to any claim or action arising hereunder, Indemnitor (a) irrevocably submits to the nonexclusive jurisdiction of the courts of the State in which the Property is located and the United States District Court that is proper venue for the city in which the Property is located, and appellate courts from any thereof, and (b) irrevocably waives any objection which it may have at any time to the laying on venue of any suit, action or proceeding arising out of or relating to this Agreement brought in any such court, irrevocably waives any claim that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum.

21. No Third-party Beneficiary. The terms of this Agreement are for the sole and exclusive protection and use of Indemnified Parties. No party shall be a third-party beneficiary hereunder, and no provision hereof shall operate or inure to the use and benefit of any such third party. It is agreed that those persons and entities included in the definition of Indemnified Parties are not such excluded third party beneficiaries.
22. Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. This Agreement may be executed in several counterparts, each of which counterparts shall be deemed an original instrument and all of which together shall constitute a single Agreement. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.
23. No Oral Change. This Agreement, and any provisions hereof, may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of any Indemnitor or any Indemnified Party, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.
24. Headings, etc. The headings and captions of various paragraphs of this Agreement are for convenience of reference only and are not to be construed as defining or limiting, in any way, the scope or intent of the provisions hereof.
25. Number and Gender/Successors and Assigns. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, neuter, singular or plural as the identity of the person or persons referred to may require. Without limiting the effect of specific references in any provision of this Agreement, the term “Indemnitor” shall be deemed to refer to each and every person or entity comprising an Indemnitor from time to time, as the sense of a particular provision may require, and to include the heirs, executors, administrators, legal representatives, successors and assigns of Indemnitor, all of whom shall be bound by the provisions of this Agreement, provided that no obligation of any Indemnitor may be assigned except with the written consent of each Indemnitee. Each reference herein to “Indemnitee” shall be deemed to include its successors and assigns. This Agreement shall inure to the benefit of Indemnified Parties and their respective successors and assigns forever.
26. Joint and Several Liability. If any Indemnitor consists of more than one person or entity, the obligations and liabilities of each such person hereunder are joint and several.
27. Release of Liability. Any one or more parties liable upon or in respect of this Agreement may be released without affecting the liability of any party not so released.
28. Rights Cumulative. The rights and remedies herein provided are cumulative and not exclusive of any rights or remedies which Indemnitee has under the Guaranty, the Security Instrument, or the other Loan Documents or would otherwise have at law or in equity.
29. Inapplicable Provisions. If any term, condition or covenant of this Agreement shall be held to be invalid, illegal or unenforceable in any respect, this Agreement shall be construed without such provision.

30. Governing Law. This Agreement shall be deemed to be governed, construed, applied and enforced in accordance with the laws of the state of New York and the applicable laws of the United States of America.
31. Miscellaneous. Wherever pursuant to this Agreement (i) Indemnitee exercises any right given to it to approve or disapprove, (ii) any arrangement or term is to be satisfactory to Indemnitee, or (iii) any other decision or determination is to be made by Indemnitee, the decision of Indemnitee to approve or disapprove, all decisions that arrangements or terms are satisfactory or not satisfactory and all other decisions and determinations made by Indemnitee, shall be in the sole and absolute discretion of Indemnitee and shall be final and conclusive, except as may be otherwise expressly and specifically provided herein.

IN WITNESS WHEREOF, this Agreement has been executed and delivered by all parties and is effective as of the day and year first above written.

INDEMNITOR:		INDEMNITEE:

REGIONAL ENTERPRISES, INC.		RZB FINANCE LLC

By:	/s/ Ian Bothwell	By:	/s/ Nancy Remini

	Name: Ian Bothwell		Name: Nancy Remini
	Title: President		Title: Vice President

EXHIBIT A
(Description of the Property)
PARCEL A:
ALL that certain tract or parcel of land with improvements thereon and appurtenances thereto belonging, lying in the City of Hopewell, Virginia containing 530 square feet and more particularly shown as Parcel A on a plat entitled “Plat of Survey Showing Three Parcels Adjacent the Norfolk & Western Railroad, Located Within the City of Hopewell, Virginia”, dated November 12, 1982, made by Lewis & Ownes, Inc., Consulting Engineers & Surveyors, Richmond, Virginia, a copy of which plat is recorded in the Clerk’s Office, Circuit Court, City of Hopewell, Virginia in Plat Book 7, page 118, to which plat reference is hereby made for a more particular description of the property hereby conveyed.
PARCEL B:
ALL that certain tract or parcel of land with improvements thereon and appurtenances thereto belonging, lying in the City of Hopewell, Virginia containing 4.30 acres more or less and more particularly shown as Parcel B on a plat entitled “Plat of Survey Showing Three Parcels Adjacent the Norfolk & Western Railroad, Located Within the City of Hopewell, Virginia”, dated November 12, 1982, made by Lewis & Ownes, Inc., Consulting Engineers & Surveyors, Richmond, Virginia, a copy of which plat is recorded in the Clerk’s Office, Circuit Court, City of Hopewell, Virginia in Plat Book 7, page 118, to which plat reference is hereby made for a more particular description of the property hereby conveyed.
PARCEL C:
ALL that certain tract or parcel of land with improvements thereon and appurtenances thereto belonging, lying in the City of Hopewell, Virginia containing 1.20 acres more or less and more particularly shown as Parcel C on a plat entitled “Plat of Survey Showing Three Parcels Adjacent the Norfolk & Western Railroad, Located Within the City of Hopewell, Virginia”, dated November 12, 1982, made by Lewis & Ownes, Inc., Consulting Engineers & Surveyors, Richmond, Virginia, a copy of which plat is recorded in the Clerk’s Office, Circuit Court, City of Hopewell, Virginia in Plat Book 7, page 118, to which plat reference is hereby made for a more particular description of the property hereby conveyed.
BEING the same real estate conveyed to Regional Enterprises, Inc., a Virginia corporation, by Deed from City Point Oil Terminal, a Virginia corporation, dated October 26, 1982, recorded October 29, 1982, in the Clerk’s Office, Circuit Court, City of Hopewell, Virginia in Deed Book 177, page 591.
AND FURTHER BEING the same real estate conveyed to Regional Enterprises, Inc., a Virginia corporation by Deed of Correction from City Point Oil Terminal, a Virginia corporation, dated November 24, 1982, recorded May 13, 1983, in the Clerk’s Office, Circuit Court, City of Hopewell, Virginia in Deed Book 179, page 717.

PARCEL D:
ALL that certain lot or parcel of land, with improvements thereon and appurtenances thereto, pertaining, lying and being in the City of Hopewell, Virginia, containing 0.39 acres, more or less, as shown on a plat entitled, “Map of .039 Acre of Land Situated in Hopewell, Virginia, Belonging to the Estate of Mary Epps”, dated September 20, 1954, revised December 19, 1954, made by W.W. LaPrade & Bros., Civil Engineers and more particularly described as follows:
BEGINNING at an iron rod in the southern line of Pierce Street at a point where the line dividing the property hereby conveyed from the property now or formerly owned by City Point Terminal Oil Company intersects the southern line of Pierce Street; thence S 8° 43’ W 93.5 feet ot an iron rod; thence S 9° 45’ W 18.85 feet to an iron rod; then S° 23 07’ W 77.86 feet to an iron rod; thence N86° 05 1/2’ W 63 feet to an old concrete stone; thence N 3° 20’ 15” E 196.64 feet along the line dividing the property hereby conveyed from the property now or formerly owned by the School Board to a point in the southern line of Pierce Street; thence S 79° 43’ E 101 feet to the iron rod at the point and place of beginning; said property being known by the current street address of 1116 Pierce Street, Hopewell, Virginia.
BEING the same real estate conveyed to Regional Enterprises, Inc., a Virginia corporation by deed from Virginia V. French (formerly Virginia V. Hogue) and C.D. French, dated November 28, 1990, recorded June 11, 1991, in the Clerk’s Office, Circuit Court, City of Hopewell, Virginia in Deed Book 233, page 897.

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EXHIBIT B
(Identification of Environmental Report)
1.	Report of Delta Consultants dated June 29, 2007 (and all enclosures and appendices contained therein, including copies of earlier reports by other parties)

2.	Report of UNI Engineering dated June 2007 (and all enclosures and appendices contained therein)